                                            Filed pursuant to Rule No. 424(b)(3)
                                                          File Number 333-107295


                           PROSPECTUS SUPPLEMENT NO. 1
                             RELIANT RESOURCES, INC.

                                  $275,000,000
              5.00% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
        AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES


         This prospectus supplement supplements the prospectus, dated December 11, 2003, of Reliant Resources, Inc., relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $275,000,000 aggregate principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified to add as follows.


                                Aggregate Principal                        Number of
                                     Amount at                             Shares of           Percentage of
                                  Maturity of the     Percentage of      Common Stock            Shares of
                                       Notes              Notes            that may            Common Stock
Name                             that may be Sold      Outstanding        be Sold(1)           Outstanding(2)
----                            -------------------   -------------      -------------         --------------
Vanguard Convertible
Securities Fund, Inc...............$15,370,000            5.59%             1,610,942               *

Goldman Sachs & Co.................$ 2,584,000              *                 270,831               *

Argent LowLev Convertible
Arbitrage Fund LLC.................$ 2,307,000              *                 241,799               *

Geode U. S. Convertible
Arbitrage Fund, a series of
Geode Investors, LLC...............$ 2,000,000              *                 209,622               *

Delta Air Lines Master Trust -
CV.................................$ 1,535,000              *                 160,885               *

Lyxor Master Fund  Ref:
Argent/LowLev CB c/o Argent........$ 1,300,000              *                 136,254               *

Class C Trading Company, Ltd.......$   900,000              *                  94,330               *

Delta Pilots Disability &
Survivorship Trust - CV............$   745,000              *                  78,084               *

UnumProvident Corporation..........$   570,000              *                  59,742               *

                                Aggregate Principal                        Number of
                                     Amount at                             Shares of           Percentage of
                                  Maturity of the     Percentage of       Common Stock            Shares of
                                       Notes              Notes             that may            Common Stock
Name                             that may be Sold      Outstanding          be Sold(1)          Outstanding(2)
----                            -------------------   -------------       -------------         --------------
OCM High Income Convertible
Limited Partnership..................$485,000               *                 50,833                *

OCM High Income Convertible
Fund II Limited Partnership..........$400,000               *                 41,924                *

Travelers Indemnity Company -
Commercial Lines.....................$460,000               *                 48,213                *

Xavex Convertible Arbitrage
2 Fund...............................$800,000               *                 83,849                *

Argent Silver Convertible
Arbitrage Fund II, LDC...............$800,000               *                 83,849                *

Microsoft Corporation - HI...........$695,000               *                 72,844                *

Argent Classic Convertible
Arbitrage Fund II , L.P..............$600,000               *                 62,886                *

General Motors Employees
Global Group Pension Trust...........$585,000               *                 61,314                *

RenaissanceRe Holdings Ltd...........$570,000               *                 59,742                *

Xavex Convertible Arbitrage
10 Fund..............................$600,000               *                 62,886                *

Hambuerger Pensionskasse von
1905 VvaG............................$280,000               *                 29,347                *

Travelers Indemnity Company -
Personal Lines.......................$310,000               *                 32,491                *

Richard King Mellon
Foundation...........................$210,000               *                 22,010                *

ACE Tempest Reinsurance Ltd....
......................................$190,000               *                 19,914                *

Tripar Partnership...................$190,000               *                 19,914                *

Delta Air Lines Master Trust -
HI...................................$155,000               *                 16,246                *

San Diego County Employee's
Retirement Association...............$145,000               *                 15,198                *

HFR CA Global Select Master
Trust Account........................$100,000               *                 10,481                *

Tredia Performance Fund
Limited..............................$100,000               *                 10,481                *

General Motors Foundation,
Inc..................................$ 95,000               *                  9,957                *

 * Less than one percent (1%).

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     104.8108 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using common stock outstanding as of December 5, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 14 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is January 9, 2004.